EXHIBIT 21.1
CNA FINANCIAL CORPORATION
Subsidiaries of the Registrant
At December 31, 2011

Name of Subsidiary	Organized Under Laws of
American Casualty Company of Reading, Pennsylvania	Pennsylvania
CNA Insurance Company Limited	United Kingdom
CNA Surety Corporation (CNA Surety)	Delaware
Columbia Casualty Company	Illinois
Continental Assurance Company (CAC)	Illinois
Continental Casualty Company (CCC)	Illinois
Continental Reinsurance Corporation International, Ltd	Bermuda
CNA Europe Holdings Limited	United Kingdom
National Fire Insurance Company of Hartford	Illinois
North Rock Insurance Company Limited	Bermuda
Surety Bonding Company of America	South Dakota
The Continental Corporation (Continental)	New York
The Continental Insurance Company (CIC)	Pennsylvania
The Continental Insurance Company of New Jersey	New Jersey
Transportation Insurance Company	Illinois
Universal Surety of America	South Dakota
Valley Forge Insurance Company	Pennsylvania
Western Surety Company	South Dakota
The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.